Option Exchange: A Guide to Issues in Japan

The following “Guide to Issues” is a summary of the tax consequences of the offer and the cancellation of outstanding eligible options in exchange for the grant of new options, phantom shares or a 50/50 combination thereof for individuals subject to tax in Japan. This summary also describes certain additional legal considerations and modifications to the offer for participants in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is merely intended to alert you to certain issues, including potential tax consequences, you may wish to consider in deciding whether to participate in the offer. This summary does not address any net wealth tax that may be due upon the vesting of new options or the vesting of phantom shares, or income tax that may be due in connection with any dividends paid with respect to CSG shares. This summary is based on the tax laws as of August 18, 2003. Please note that tax laws vary with individual circumstances and change frequently and, occasionally, changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR LEGAL ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Additionally, nothing in this summary gives, or will be considered to give, you the right to remain in the employ of the CSG Group. Nothing in this summary will limit the right of the CSG Group to terminate your employment at any time with or without cause. Nothing in this summary will be considered a contract or guarantee of wages or consideration.

General

Japanese taxation varies depending on your residency status. There are three classifications of taxpayers in Japan: non-permanent residents, permanent residents and nonresidents. Both non-permanent residents (“NPR”) and permanent (“PR”) residents are considered residents of Japan.

An NPR is an individual who resides or intends to reside in Japan for a period of more than one year but less than five years. An NPR is taxed on the greater of Japan sourced income (i.e. allocated basis on the number of days worked in Japan) or income remitted or paid in Japan. A PR is Japanese national or an individual who resides or intends to reside in Japan for a period of more than five years. A PR is taxed on his or her world-wide income. Nonresidents (“NR”) are individuals who reside or intend to reside in Japan for a period of less than one year.

Option Exchange

There will be no taxable event at the time of the exchange of your eligible options for new options and/or phantom shares. Therefore, you will not be subject to income tax as a result of the exchange of your eligible options for new options and/or phantom shares.

Grant of Phantom Shares

There will be no taxable event upon the grant of phantom shares.

Grant of New Options

There will be no taxable event upon the grant of new options.

Vesting of Phantom Shares and Exercise of New Options

Upon the exercise of your new options and/or upon the vesting of your phantom shares, you will be subject to tax on the fair market value of the CSG shares on the date of exercise and/or vesting less the exercise price paid (where appropriate). This gain will be treated as “employment income” and will be taxed at your marginal tax rates for residents of Japan. Social insurance contributions will not be due on such amount at exercise or vesting.

The amount of taxable income varies depending on your residency status as follows:

PR: The entire gain is subject to Japanese income tax at your marginal tax rate.

NPR: Japanese-sourced portion of the gain is subject to Japanese income tax at your marginal tax rate.

NR: Japanese-sourced portion of the gain is subject to Japanese income tax at the flat non-resident rate of 20%.

Sale of CSG Shares

PR: If you are a PR and acquire CSG shares upon the exercise of your new options or the vesting of your phantom shares, you will be subject to tax when you subsequently sell the CSG shares. You will be taxed on the difference between the sale proceeds and the fair market value of the CSG shares on the date of exercise or vesting (where appropriate). You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

NPR & NR: NPRs and NRs are not subject to Japanese tax on foreign sourced capital gain. As long as the transactions occur outside Japan and the capital gain income is not remitted into Japan, you will not be subject to tax at the time you sell the CSG shares.

Withholding and Reporting

Your local employer will likely not be required to withhold income tax contributions upon the exercise of your new options or upon the vesting of your phantom shares. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from exercise of your new options, vesting of your phantom shares and the sale of CSG shares.

Exchange Control

If you reside in Japan and acquire CSG shares the value of which exceeds JPY 100 million upon the exercise of your new options and/or the vesting of your phantom shares per any single acquisition, you are required to file a post-facto report regarding the acquisition of CSG shares with the Bank of Japan within 20 days from such acquisition. In addition, any cross border payment in excess of JPY 30 million requires you, residing in Japan, to file a post-facto report regarding such cross border payment. If such cross border payment is made without a bank located in Japan, you, residing in Japan, must file the report with the Bank of Japan no later than the 20th day of the following month. If such cross border payment is made through a bank located in Japan, you, residing in Japan, must file the report with the bank located in Japan through which the cross border payment is made within 10 days from such payment.

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders

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of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information
 This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.

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